EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Three Months Ended
	September 30, 2013	September 30, 2012
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,090,922,993	1,137,210,659
Add – Incremental shares under stock-based compensation plans	5,933,962	9,926,347
Add – Incremental shares associated with contingently issuable shares	1,921,024	2,161,886
Number of shares on which diluted earnings per share is calculated	1,098,777,979	1,149,298,892

Net income on which basic earnings per share is calculated (millions)	$4,041	$3,824

Less – net income applicable to contingently issuable shares (millions)	─	─

Net income on which diluted earnings per share is calculated (millions)	$4,041	$3,824

Earnings per share of common stock:

Assuming dilution	$3.68	$3.33

Basic	$3.70	$3.36

Stock options to purchase 3,187 shares were outstanding as of September 30, 2013, but were not included in the computation of diluted earnings per share because the options' exercise price during the period was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of September 30, 2012 that were considered antidilutive.

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EXHIBIT 11

COMPUTATION OF BASIC AND DILUTED

EARNINGS PER SHARE

(UNAUDITED)

	For the Nine Months Ended
	September 30, 2013	September 30, 2012
Number of shares on which basic earnings per share is calculated:
Weighted-average shares outstanding during period	1,101,830,931	1,148,447,527
Add – Incremental shares under stock compensation plans	7,206,259	11,449,689
Add – Incremental shares associated with contingently issuable shares	1,696,834	1,908,649
Number of shares on which diluted earnings per share is calculated	1,110,734,023	1,161,805,865

Net income on which basic earnings per share is calculated (millions)	$10,299	$10,771

Less – net income applicable to contingently issuable shares (millions)	1	(1)

Net income on which diluted earnings per share is calculated (millions)	$10,298	$10,771

Earnings per share of common stock:

Assuming dilution	$9.27	$9.27

Basic	$9.35	$9.38

Stock options to purchase 1,062 shares (average of first, second and third quarter share amounts) were outstanding as of September 30, 2013, but were not included in the computation of diluted earnings per share because the options' exercise price during the third quarter was greater than the average market price of the common shares, and, therefore, the effect would have been antidilutive. There were no stock options outstanding as of September 30, 2012 that were considered antidilutive.

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